N   E   W   S        R   E   L   E   A   S   E

Contact:   Robert C. Weiner
                 Vice President, Investor Relations
                  904-332-3287

PSS WORLD MEDICAL BOARD OF DIRECTORS APPROVES THREE-YEAR
STRATEGIC PLAN WITH PROJECTED 20% COMPOUNDED PER ANNUM
GROWTH OF EARNINGSPER DILUTED SHARE FROM CONTINUING
OPERATIONS BEGINNING IN FISCAL YEAR 2006

Company Heightens Focus on Working Capital Efficiency and
Projects 30% Growth of Cash Flow From Operations in Fiscal Year 2006

Announces Preliminary Fiscal Year 2005 Earnings Per Diluted Share of $0.60 from
Continuing Operations, including a non-recurring $0.09 Per Diluted Share Tax Benefit

Jacksonville, Florida (April 1, 2005) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) today announced that its Board of Directors has approved a new three-year strategic business plan with projected 20% compounded per annum growth of earnings per diluted share expected in fiscal years 2006 – 2008, including a projection of 30% growth of cash flow from operations for fiscal year 2006. Additionally, the Company announced preliminary results for its fiscal year ended April 1, 2005.

        The Company projects a minimum of 20% per annum growth of earnings per diluted share from continuing operations for fiscal years 2006 – 2008. The Company will also increase its focus on working capital efficiency, projecting cash flow from operations in fiscal year 2006 to increase by 30% compared to fiscal year 2005‘s goal of $30 million — $35 million of cash flow from operations. These projections do not include influenza vaccine sales or impact from potential acquisitions. The three-year projections assume tax expenses at a normal statutory tax rate for corporations. The Company will provide greater detail of its goals and performance expectations for fiscal year 2006 as well as details of its three-year strategic plan during its Annual Investor Day to be held in Jacksonville, Florida on Friday, June 3, 2005.

        Additionally, the Company reported expected preliminary earnings per diluted share for fiscal year 2005 of $0.60, exceeding the Company’s fiscal year 2005 earnings per share updated goal of $0.57 — $0.59. These preliminary results include a non-recurring $0.09 tax benefit recorded in fiscal year 2005.

        President and Chief Executive Officer of PSS World Medical, David A. Smith, said, “Our business continues to show great traction today and promise for the future. We will continue to execute our strategies to leverage our new infrastructure, systems and customer solution programs to achieve our strategic goals. We expect our new sourcing initiative will produce increased value for our customers while helping to drive our 20% compounded three-year earnings growth goal.”

        The Company will provide a live broadcast of its Investor Day presentation beginning at 8:00 a.m. Eastern time on June 3, 2005.

        PSS World Medical, Inc. is a specialty marketer and distributor of medical products to physicians, elder care providers and other alternate-site healthcare providers through its two business units. Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

        All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s expected results in GAAP EPS, revenue, operating incomes and operating margins for continuing operations and discontinued operations for both the consolidated company and for each of its businesses in fiscal year 2005; the expected operational cash flow in fiscal year 2005 and in fiscal years 2006 — 2008; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; expected flu vaccine sales during fiscal year 2006; and expected sales growth from durable medical equipment, housekeeping, revenues derived from home care and assisted living customers, our expectations for revenue, operating income, operating margin, cash flow from operations and earnings per share for fiscal year 2005, fiscal year 2006, and in fiscal years 2007 — 2008, as well as other expectations of growth and financial and operational performance. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our vendors; our reliance on a limited number of elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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